EXHIBIT 99.1

Citizens Holding Company Increases Fourth Quarter Cash Dividend to $.17 per Share

PHILADELPHIA, Miss.—(BUSINESS WIRE)—November 17, 2005—Citizens Holding Company (AMEX: CIZ - news) announced today that its Board of Directors declared a cash dividend of $0.17 per share payable December 30, 2005, to shareholders of record as of December 15, 2005.

“We are happy today to announce the declaration of a $0.17 per share cash dividend for the fourth quarter of 2005, an increase of 6.3% over the $0.16 per share paid in the third quarter of 2005,” said Greg L. McKee, President and Chief Executive Officer. “This dividend will bring total dividends for the year of 2005 to $0.65 per share, an increase of 8.3% over the $0.60 per share paid in 2004.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com